EXHIBIT 2.3


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         Munsingwear, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         FIRST: That at a meeting of the Board of Directors of Munsingwear, Inc. (the "Company") held on July 24, 1996, a resolution was duly adopted setting forth an amendment of the Certificate of Incorporation of the Company, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

                  RESOLVED, that an amendment to Article I of the Company's Certificate of Incorporation is hereby approved by the Board of Directors, and Article I is hereby amended and restated to read as follows:

                                   "ARTICLE I.

                                      NAME

                The name of the Corporation is PremiumWear, Inc."

         SECOND: That on September 6, 1996, at an Annual Meeting, a majority of the stockholders of the Company consented to and approved the resolution adopted by the Board of Directors.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Company has caused this certificate to be signed by Lowell M. Fisher, its President, this 6th day of September, 1996.


                                        MUNSINGWEAR, INC.


                                        By  /s/ Lowell M. Fisher
                                           -------------------------------------
                                            Lowell M. Fisher, President and
                                            Chief Executive Officer


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